UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest reported event): September 28, 2012

POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34635	27-0981065
(State or other jurisdiction of Incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

210 Park Avenue Oklahoma City, Oklahoma		73102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2012, PostRock Energy Corporation (the “Company”), PostRock Energy Services Corporation, a wholly owned subsidiary of the Company (“Seller”), and PostRock KPC Pipeline, LLC, a wholly owned subsidiary of Seller (“KPC”), entered into and simultaneously closed a Purchase Agreement (the “Purchase Agreement”) with MV Pipelines, LLC (“Purchaser”) pursuant to which Seller sold all the equity of KPC to Purchaser for $53.5 million in cash, subject to a working capital purchase price adjustment as set forth in the Purchase Agreement. Purchaser agreed to set aside within three business days $500,000 of the purchase price in escrow to be released to Seller upon the acceptable cleanup of a former KPC property now owned by another subsidiary of the Company. Purchaser also agreed to make additional payments of $1 million for each of the next four years if qualified EBITDA (as defined in the Purchase Agreement) of KPC for that year exceeds a target amount. KPC owns a 1,120 mile interstate natural gas pipeline that transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City, which comprises the Company’s pipeline segment.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the parties.

The equity of KPC and its assets were pledged as collateral under the Second Amended and Restated Credit Agreement among Seller and PostRock MidContinent Production, LLC, as borrowers, Royal Bank of Canada, as administrative and collateral agent, and the lenders party thereto relating to a secured borrowing base facility. The net cash proceeds received by Seller at closing pursuant to the Purchase Agreement were used to repay outstanding borrowings under that credit agreement. Upon the repayment, the borrowing base was reduced to $120 million, and availability was approximately $15.7 million.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth under Item 1.01 above is incorporated into this Item 2.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information

Unaudited pro forma condensed consolidated financial information of the Company, giving effect to the disposition of KPC as described therein, is included in Exhibit 99.1 to this Current Report on Form 8-K.

(d) Exhibits.

Exhibit No.	Description

2.1*	Purchase Agreement, dated September 28, 2012, among PostRock Energy Corporation, PostRock Energy Services Corporation, PostRock KPC Pipeline, LLC and MV Pipelines, LLC

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

*	Pursuant to Item 601(b)(2) of Regulation S-K, PostRock Energy Corporation agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

The Purchase Agreement has been filed to provide investors with information regarding its terms. The Purchase Agreement is not intended to provide any other factual information about the Company or its business or operations. In particular, the assertions embodied in any representations, warranties and covenants contained in the Purchase Agreement may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in confidential disclosure schedules and exhibits not included in the filing. These disclosure schedules and exhibits may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Purchase Agreement. Moreover, certain representations, warranties and covenants in the Purchase Agreement may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in Purchase Agreement as characterizations of the actual state of facts about the Company or its business or operations on the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

By:	/s/ David J. Klvac

David J. Klvac
Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Date: October 3, 2012